DENTSPLY INTERNATIONAL INC.
                                   EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE




Earnings per common share:
- --------------------------



                                             Three Months Ended
                                                  March 31,
                                             ------------------
                                               1995      1996
                                             --------  --------
                                  (in thousands, except per share data)

Weighted average common shares
 outstanding                                   27,225    26,953



Net income                                    $12,972   $14,987



Earnings per common share                        $.48      $.56






























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